Exhibit 99.2

BARRINGTON BROADCASTING GROUP LLC 4TH QUARTER
EARNINGS CONFERENCE CALL

March 18, 2008, 11:00 AM ET
Chairperson: K. James Yager

Operator:                       Good morning or good afternoon ladies and gentlemen and thank you for standing by. Welcome to the Barrington Broadcasting Group Fourth Quarter Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdrawal your question, please press the star followed by the two.  If you are using speaker equipment, please make sure to lift the handset before making your selection.  This conference is being recorded today March 18, 2008.

And, I would now like to turn the conference over to Mr. Jim Yager.  Please go ahead sir.

James Yager:                 Thank you.  I am Jim Yager, Chief Executive Officer of Barrington Broadcasting, and I’d like to welcome you to Barrington Broadcasting’s Fourth Quarter 2007 Earnings Call.

Before we begin, I’d like to remind you that certain statements made during this conference call which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties that are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.  Such factors include those risks described in Exhibit 99.1 of the quarterly report.  All information is current as of date of this call and the company undertakes no duty to update this information.

With me this morning are Warren Spector, our Chief Financial Officer; and Chris Cornelius, our Chief Operating Officer.

Today we will cover our actual results for the three months ended December 31, 2007, as well as results for the 12 months ended December 31, 2007 as compared on a pro forma basis for our original Barrington stations and the Raycom stations we acquired in August 2006.

In addition, we will bring you up to date on the progress we are making on the local sales strategy we had discussed with you in the past and our internet initiatives.

On a comparable basis, the combined Barrington Raycom stations gross revenues in the fourth quarter of 2007 were down 17.6% to $35.4 million from $43 million for the quarter ended December 31, 2007.  The decrease was primarily due to decreases in political revenues.  Political revenues decreased $9.9 million to $1.1 million for the quarter.  National revenues decreased 1.4% or $100,000 to $10.1 million in the fourth quarter.  Local revenues on the other hand, increased 12.2%, or $2.3 million, to $21.2 million from $18.9 million during the fourth quarter of 2006.

Operating expenses for the quarter ended December 31, 2007, not including depreciation and amortization, increased $300,000 or 1.6% to $21.1 million from $20.8 million in the fourth quarter of 2006.

Broadcast Cash Flow for the quarter decreased by $6.3 million from $16.9 million in the fourth quarter of 2006 to $10.6 million in the fourth quarter of 2007 primarily as a result, as I mentioned, of decreases in political revenues in the quarter.

In this point, I would like to ask Warren Spector to review in more detail our actual fourth quarter and 12 month results for Barrington and pro forma results for Barrington plus Raycom for the 12 months ended December 31, 2006.  Warren.

Warren Spector:           Thanks Jim.  The 10-K that will be filed with the SEC will include results for the stations that Barrington owned and operated during the three and 12 months ended December 31, 2007 and 2006 reporting periods.  Therefore, the results for the 12 months ended December 31, 2006 include results for the stations acquired from Raycom in August 2006, as well as the stations acquired in Myrtle Beach from the acquisition completed in February 2006.  That is the primary reason that you’ll find large differences in revenues and expenses for the 12 month period ended December 31, 2007.

I’m going to focus in on the comparative actual results for the quarter ended December 31, 2007 and 2006, the comparative results for the 12 month ended December 31, 2007 to the results, on a pro forma basis, for the 12 months ended December 31, 2006, as if all acquisitions completed in 2006 were completed on January 1, 2006.

As Jim stated, gross revenues for the fourth quarter decreased 17.6% to 35.4 million from $43 million the same period a year ago, primarily due to a decrease in political revenues of $9.9 million for the quarter.  Local revenues increased $3.3 million, or 12.2%, for the quarter, to $21.2 million.  Not including the effect of political revenues, total local and national revenues increased $2.2 million, or 7.3% for the quarter ended December 31, 2007.

Net revenues for the quarter decreased 16.2% to $30.4 million from $36.2 million for the fourth quarter in 2006.  As Jim also stated, operating expenses for the quarter, not including depreciation and amortization, increased approximately $300,000, or 1.6%, to $21.1 million.  Broadcast Cash Flow for the quarter decreased to $10.6 million from $16.9 million for the quarter ended December 31, 2006, as Jim stated earlier.

For the 12 month period, gross revenues decreased 7.4% to $131.7 million from $142.2 million for the 12 months ended December 31, 2006.  Again, the decrease was primarily due to a decrease of political revenues of $15 million as well as a decrease in national revenues of $1.9 million, or 4.8%, to $38.6 million.

Local revenues increased $6.4 million for the 12 month period, or 8.5%, to $81.3 million.  Not including the effect of political revenues, total local and national revenues increased $4.4 million, or 3.8%, for the year ended December 31, 2007.

Net revenues for the 12 month period decreased 6.9% to $112.5 million from $120.9 million for the same period in 2006, primarily due to a decrease in political dollars.

As a result of our cost containment programs during the year, our operating expenses for the 12 months ended December 31, 2007, not including depreciation and amortization, decreased $100,000 to $52.2 million.  Broadcast cash flow for the 12 months ended December 31, 2007 decreased 17.3% to $35.7 million from $43.2 million the same period ended December 31, 2006.

And with that, I’ll turn it back over to Jim.

James Yager:                 Thanks Warren.  As I mentioned at the start of the call, we continue to focus all of our stations on growing local sales as well as our internet initiatives.  To bring you up-to-date on our progress in that regard, I’d like to turn the call over now to Chris Cornelius, our Chief Operating Officer.

Chris Cornelius:            Let me spend just a minute on business.  As mentioned in the third quarter call, all of our stations are committed to selling our traditional technical negotiated business very, very aggressively.  We continue to believe healthy growth comes from our stations ability to develop meaningful local business relationships, and we invest a lot of effort in training our sales teams to develop the necessary skills to convert competitive media advertisers like cable advertisers, newspaper and Yellow Page advertisers into the more effective local television broadcast medium.

At many of our stations, we’ve divided the sales staff into two teams.  One team to handle agency negotiations with technical buyers, and one team to handle local advertising decision-makers.  And, we’re making meaningful progress in our local markets as evidenced by our fourth quarter performance and our comparison to the year end TVB time sales results.

Barrington’s fourth quarter local revenues were up 12.2% over fourth quarter ‘06, and for the year, Barrington’s local revenues were up 8.5% over ‘06.  Compared to the 44 broadcast groups reporting in the ‘07 year, in the year end TVB group time sales survey, we feel pretty good about our performance.  Those groups were only up seven tenths of 1% locally to our 8.5%.

Part of the strategy to build local revenues is to build a strong local news presence in our markets.  As I mentioned in the previous call, Barrington has expanded local news at several of our stations.  In Colorado Springs and Columbia, South Carolina, we expanded the primetime news to an hour and developed three hours of local news in the mornings.  Both stations primetime newscasts had great ratings, and the addition of morning news offers a great local alternative to the morning network news shows.  Not surprisingly, at all of the stations we’ve added local news, KXRM in Colorado Springs, WACH in Colombia, South Carolina, the CW in Flint, Michigan, at WPBN our NBC affiliate in Traverse City, Michigan and WFXL in Albany, Georgia, our local growth has ranged from 8.2% to 38.3% over ‘06.

Also since our last call, we’ve added significant support to our internet business.  Most recently, we’ve restructured our editorial management team and hired David Buonfiglio to run our internet business.  David is a veteran internet sales executive who played a key role at Internet Broadcasting.  We’re happy to have him on the team.

Since July, we converted all but one station to Barrington’s web platform and content management system.  We’ve improved our story counts, we’ve added streaming video, we’ve organized our sites to provide a convenient way for the consumer to get local information and frankly, help that consumer get organized.  We’ve seen our page views and session rates increase dramatically over the course of the summer.

Since July, our sites page views jumped 38.6%, growing almost 6% a month and we’ve had an 11.1% increase in session time.  We believe this reflects the 40% internet revenue growth we experienced in ‘07.

Jim?

James Yager:                 Thanks Chris.  We remain as a company committed to a strategy of developing strong local sales departments and implementing cost saving initiatives at each of our stations irrespective of their market size.

As previously mentioned, our local revenues were up in the fourth quarter and for the entire year in 2007.  Our operating expenses in 2007 were essentially flat with 2006, despite adding valuable local news inventory in six of our 15 markets during the year.  We remain committed to maintaining a deep and talented management team at both the corporate level and at our stations.  During 2007, we make changes in executive management at three of our stations; namely Amarillo, Texas, Toledo, Ohio and Traverse City, Michigan.

On August 31, we entered into a transaction acquiring the assets of WGTU/ WGTQ, the ABC and CW affiliates in Traverse City, Michigan, and simultaneously, assigned our rights under that agreement to Tucker Broadcasting.  The FCC has approved the transfer of the license.  We have a series of agreements with Tucker to manage that station at the close, which is now scheduled for March 31.  This business arrangement will give us a duopoly in the Traverse City, Michigan market.

And finally, we continue to use the promotional power of television to build traffic to our stations internet site, which as Chris has stated, are focused on the local communities we serve and developing a unique way to connect local on-air advertisers to local consumers.

We believe our basic strategy is sound and we remain excited about the future and potential of the company and commercial broadcasting in general.  Now let’s open the phones to questions.

Operator:                       Thank you.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star key followed by the one key on your touchtone phone.  If you would like to withdraw your question, please press the star key followed by the two key.  If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Stephen Weiss, Bank of America.  Please go ahead.

Stephen Weiss:            Hi.  Good morning guys.

James Yager:                 Good morning Stephen.

Warren Spector:           Good morning Stephen.

Stephen Weiss:            I wanted to ask you, obviously a lot has changed in the world since we heard from you in November.  I wanted to get a sense from you in, kind of what you’re seeing in your markets at this juncture?  An update on your political related dollar thoughts for this year?  And, I guess broadly, I’m looking—I know you don’t give expressed guidance, but any outlook you can provide for ‘08 would be very helpful, especially a sense of where you think your leverage may trend by year-end.

James Yager:                 I’m going to let Warren handle the answer to that question, because as you correctly stated, we do not give guidance.

Warren Spector:           Steve, I would say that on one hand, if, you know, with the sudden news that if Michigan should have a democratic primary, hopefully we’d benefit from that given the number of stations we have in that state.  That could be a potential windfall but we don’t give guidance nor do we have an amount.

Given everything, we have read and seen with others, I suspect that ‘08 should follow somewhat with ‘06.  At least that’s our hope.

Stephen Weiss:            In terms of political or in terms of overall.

Warren Spector:           In terms of political.  If your question is, is the economy or what people suspect as how they are affecting our markets?  Is that what you’re asking?

Stephen Weiss:            Yeah. I’m just trying to get a sense of, internally, to what extent your expectations—where they stood back in the fall?  How they’ve changed by what degree as of now based on the economy, yes.

James Yager:                 I think Warren’s answered that question regarding where it is politically.  I don’t think we can answer the question on a forward-looking basis in terms of local and national at this juncture.

Stephen Weiss:            Can you give us any, just general comments on what you’re seeing activity wise by clients in your markets?

James Yager:                 Well, automotive remains a strong category for us, even in the first quarter, but just – actually, our automotive was up as I think we’ve mentioned before in 2007, and those are not kind of forward-looking as historical.  Despite everything we’ve read and you’ve probably read about automotive being down, there has been some gigantic changes in the way automotive is bought on the local level, and Chris, I’ll let you explain that.

Chris Cornelius:            We were up 11.74% in the automotive category in 2007 versus 2006, and when you read about automotive, you’d say my God, how can anybody be up?  But, there was a gigantic shift of momentum from national automotive and the big dealer groups in factory money, which were for the most part down all of ‘07, to the local automotive groups where we can actually sit across the table from decision makers and have a conversation about figuring out ways to move—iron off their lots.  So, I think that’s been responsible and that continues, although we are encouraged in late ‘07.  General Motors has shifted their local dealer group strategy from a central planning and execution basis to a regional basis, and that should begin to sort of take form over the course of second quarter.  Does that help?

Stephen Weiss:            Yeah, no.  I think we’ve heard about some of those changes on the buying front in automotives.  Anything—other comments you can share about any of the other key categories, etc.?

James Yager:                 I don’t think at this juncture without getting really forward-looking on them. Stephen, I think that’s pretty well much—pretty much where we want to be in terms of our category analysis.

I will say this, professional services continues to be a growth category for us, that’s primarily in the medical and legal areas.  Last year, that category was up 14% and I see no reason as we look forward, I’m not giving any numbers here, that that category will not continue to grow, particularly with everything you’ve read about, with what’s going to happen to healthcare and that kind of thing.  So, we’re very encouraged about our growth in the health and professional areas.

Stephen Weiss:            Okay.  And then, I wanted to ask a question on the cost front.  Obviously, you’ve been running pretty lean in—with expenses and cost savings over the last year, year and a half.  Other groups have done the same yet they’ve seem to still be finding a lot more savings beyond what everyone had thought.  Where do you stand versus where do you think costs are going to go?

James Yager:                 Well, I think our performance last year with being flat with 2006, which was only up slightly from 2005.  Certainly, we are managing our cost as judiciously this year as we did last year, irrespective of the fact that we have added news, as Chris mentioned, at so many of our stations to participate in the political dollars that will be coming up and have come up so far this year.

So, we think our strategy there has been good.  You can do an awful lot of things in news today that you couldn’t do when I first started.  One person kind of coverage of an event, one person coverage of a news story is very possible today.  When I started, it used to take two to three people to go out and cover: a reporter, a photog and somebody to run audio, if it was an audio kind of news story.  So, a lot of things are changing and we’re trying to build those in.  We’ve automated almost every one of our stations in terms of our actual news production, and we have some more stations to go but we’re doing that judiciously where the capital—where there’s real return on kind of the savings in personnel.

Stephen Weiss:            Okay.  And then, I guess just lastly on the balance sheet, is there anything other than, kind of organic EBITDA improvement over the course of the year that you think you can do to further solidify the balance sheet?  Are there any external things happening?  Any treat of M&A?  Anything beyond just operationally that you think could further improve the balance sheet as well.

Warren Spector:           You know Steve, given the status of the markets today, our focus is really on operations.

Stephen Weiss:            Mm hmm.

Warren Spector:           Really operational.  I mean, hopefully we’ll get some accretive cash flow from the transaction that Jim mentioned earlier, that’s going to close April 1st, we should get some positive cash flow out of that.  But, other than that, it is strictly operational this year.

Stephen Weiss:            Mm hmm.

Warren Spector:           And, that’s the way—that’s what we’re focused on.  At improving and continue to improve operations.  And, local really is the thrust here.

Stephen Weiss:            Yeah, no, that’s definitely been your strategy.  Just lastly, I apologize.  Can you just remind us on your ability, if you still desire to buy in bonds in the open market given dislocations in the high-yield marketplace at the moment?

Warren Spector:           That has not been something that we addressed or have any plans to do at this point.

Stephen Weiss:            Okay great.  I’ll pass it on.

Warren Spector:           Thanks Steve.

Speaker:                         Thanks Steve.

Operator:                       Ladies and gentlemen, if there are additional questions, please press star one at this time.  If you are using speaker equipment, please make sure to lift the handset before making your selection.

Our next question comes from the line of Bishop Cheen, Wachovia.  Please go ahead.

Bishop Cheen:              Hi everybody.  Hi Jim, Warren, Chris.

Speakers:                       Good morning.

Bishop Cheen:              Thank you for the update.  Jim, I did get a kick out of you talking about when you started.  When we started, we were still gathering news with Bellam Health [ph].

James Yager:                 Exactly.  And, we were cranking them up.

Bishop Cheen:              And, razor blading, but okay.  So, let me billboard what I’m looking for.  As usual, Steve did a good job with trying to get to the big picture.  Can you talk about how the consent is going to make your disclosures more selective, I think the way that you report information?  In other words, bypassing the SEC.  Can you also tell us, on the Tucker deal, I think I’ve got it down with the actual outlay for you when it closes this quarter is 7 million, and give us an update on your biz directories that are set up to compete directly with Yellow Pages.

Warren Spector:           All right Bishop.  I’ll talk about the consent and the Tucker deal and then I’ll leave it to Chris to talk about the business directories.  In terms of the consent, the reporting will not change from what we’ve been doing in the past.  We won’t report any less than we have been.  The only thing we’re going to differently is, we’re going to go back to what we were doing prior to when the bonds were registered—when we filed the S-4 and got the bonds registered.

Bishop Cheen:              All right.  And, you’ll still do calls?

Warren Spector:           Absolutely.  We’re going to be doing calls.  We’ll be doing Q’s.  We’ll be still getting audits, we’ll file a K.  It’s just that it’s going to go on our website and to the trustee.  It’s not going to be with the SEC.

Bishop Cheen:              And then, like other companies, we’re going not have to qualify each quarter by spending sending proof, or once we qualify, will we be qualified for the year?  Or, you guys haven’t figured that out yet?

Warren Spector :          You say qualify.  I mean, everybody is going to have access to what we file.  We’re going to have quarterly reviews.

Bishop Cheen:              Right.

Warren Spector:           I mean, still from an internal standpoint, nothing is going to change.

Bishop Cheen:              Okay.  But do we as—do we have to show you proof that we own a bank or a debt security in order to be able to get onto the site to see the information?.

Warren Spector:           Absolutely not.  It will not be password protected Bishop.

Bishop Cheen:              Okay.

Warren Spector:           We will not do that.

Bishop Cheen:              All right.  So, that’s pretty seamless.

Warren Spector:           It is very seamless.

Bishop Cheen:              And you’re—I think you’re trying to wind up that process this week, are you not?

Warren Spector:           The expiration date is tomorrow night at 5:00 Eastern Time.

Bishop Cheen:              That’s what I thought.  Okay.  All right.  We’ll be looking for that.  On the Tucker deal?

Warren Spector:           All right.  On the Tucker deal, the acquisition is $10 million of which we are in the process of negotiating the financing, of which the senior financing will be in total about $7 million, which we will be guaranteeing it.  The credit agreement will be between Tucker and third party lenders.  And then, the remainder of the purchase price will be made up through our equity sponsor in the form of a subordinated in kind note.

Bishop Cheen:              All right.  So, Pilot will take the small sub piece?

Warren Spector:           That is correct.

Bishop Cheen:              And then on your books by GAAP, there will be a $7 million attribution for balance sheet.

Warren Spector:           No, it will be the whole thing Bishop.  We’ll consolidate the whole thing.

Bishop Cheen:              We’ll see the 10 million attribution?

Warren Spector:           Yes.  And, you’ll see all the earnings by Tucker included in our balance sheet.

Bishop Cheen:              Okay.  And, what I meant was the debt part of it.  If all 10 million will show up in the debt portion, the long-term debt of your balance sheet.

Warren Spector:           That is correct.

Bishop Cheen:              Okay.  That is helpful.  And then, the biz directories?

Chris Cornelius:            We’re really happy Bishop with the progress we’re making there.  In terms of use, the consumer—from the consumer, we’re getting over a million page views a month in our directories.  We’re getting traction in selling the one-off kinds of things against the current account lists that our account executives have, and we found real traction by clumping together categories of business, like clumping together restaurant categories and developing that and inputting [talk over].

James Yager:                 The word today is “aggregating”, but that’s okay.  If he wants to use “clumping”—but you get it Bishop right?

Bishop Cheen:              Clumping works just fine.

Chris Cornelius:            And, we’ve had success with that category.  We’ve also had great success with the healthcare category by aggregating the healthcare providers in a couple of our marketplaces.  In one particular—in mid fourth quarter ‘07, we generated $230,000; put nine brand new to television advertisers on the air in the healthcare category.  So, it’s going very, very well and we’ve got strong plans laid out for the rest of ‘08.

Bishop Cheen:              So, the $234 K that you mentioned, that was just from restaurants in Q4?

Chris Cornelius:            That was just from healthcare.

Bishop Cheen:              That’s just from healthcare.

Chris Cornelius:            Just from on station.

Bishop Cheen:              Okay.  And, let me ask you a little bit about the quality of it.  So, is there a combination of up sell of existing accounts?  Or, is it more going into typical, kind of Yellow Page customers that normally would never do TV.  You know, the smaller one offs, the montage or—so, new business being developed from customers that would never normally advertise on your station?

Chris Cornelius:            Both.  We think that there’s a strong  resource we have with the equity built up, with the current clients on the air and the relationships our salespeople have, and we’ve hired internet salespeople at each one of our television stations that are out recruiting brand new mom and pops and otherwise for this effort.  So, both Bishop.

Bishop Cheen:              Okay.  So, you see this as a growth area.  And, is it a higher—once you get everything in place, should we think of it as a higher margin, same margin?  I mean, what’s the incremental addition to your cash flow?

Chris Cornelius:            I can’t comment on the incremental addition to cash flow looking forward, but I can tell you that the incremental—the margins are higher in doing internet business than it is doing just typical broadcast sales.

Bishop Cheen:              Okay.  And then last—I promise, last question.  We can’t have a TV call without talking about retrans.

James Yager:                 That’s right.

Bishop Cheen:              Where are you in the process of starting to negotiate—I think most of your contracts run through ‘08?

Warren Spector:           They’re staggered Bishop.  Because of the various acquisitions we’ve made, we acquired various contracts with various expiration dates.

Bishop Cheen:              All right.

Warren Spector:           So, I mean, there are—they have various expiration dates and we are in process with a number of them today.

Bishop Cheen:              All right.

Warren Spector:           That includes the satellite providers.

Bishop Cheen:              It would be foolish for us to model into our vision bringing in ‘09 significant bump up in retrans because of the way your stuff staggers through?

Speaker:                         Bishop.  Good question Bishop.

Bishop Cheen:              We’re not going to get a good answer.

Speaker:                         No.  You’re not going to get an answer.

Bishop Cheen:              All right.  That’s the end of my grand position.  Thank you guys.

Speaker:                         Thank you Bishop.

Operator:                       Our next question comes from the line of Matthew Lee, Octagon Credit Investors.  Please go ahead.

Matthew Lee:                Thank you.  First, can you remind us how much of your bank debt is hedged?

Warren Spector:           There is about 100—it’s $120 million of our senior bank that is hedged.

Matthew Lee:                And then, how long is that hedge now for?

Warren Spector:           It’s two different periods.  Some of it expires in 2010, the other 2011.

Matthew Lee:                Okay.  Great.  And then, as far as your free cash flow, what do you intend to do with that?  I mean, is the priority debt paid out or more acquisitions?  I mean, I know you guys have said that acquisitions are not your priority, but would some of that be [inaudible] down the road?

Warren Spector:           Well, we—under our senior creditor agreement, to the extent we have free cash flow under the formula, we’re required to pay down 50% of the excess over $2 million annually until we get to a certain leverage ratio anyway.  So some of that is going to have to go down to pay down debt.

Matthew Lee:                Okay.  And, as far as network comp, can you just remind us what the amounts are and how long that goes out for?

Jim Yager:                      Well, it’s immaterial.  We really ran out of network comp last year.

Matthew Lee:                Okay.  I was just checking because I thought I saw something about that.  Okay, thank you.

Warren Spector:           We did—yeah, okay.

Operator:                       Ladies and gentlemen, if there are additional questions, please press star one at this time.  At this time, there are no additional questions.  I will turn the conference over to Mr. Yager for closing remarks.

James Yager:                 Okay.  Thank you very much and thank you for joining us this morning, and we look forward to talking to you, as Warren said, when we make our first quarter release of 2008.  Thank you again.

Speaker:                         Thank you all for attending.

Speaker:                         See you later.

Operator:                       Ladies and gentlemen, that does conclude Barrington Broadcasting Group Fourth Quarter Earnings Results Conference Call.  ACT would like to thank you for your participation.  Have a pleasant day.  You may now disconnect.

END